UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    )*

Sprinklr, Inc.

(Name of Issuer)

Class A Common Stock, $0.00003 par value per share

(Title of Class of Securities)

85208T107

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 85208T107

1.	Names of Reporting Persons Battery Ventures IX, L.P. (“BV9”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
39,997,003 shares, except that Battery Partners IX, LLC (“BP9”), the general partner of BV9 and managing member of BIP9, and its investment advisor Battery Management Corp. (“BMC,” and together with BP9, the “Battery IX Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Jesse Feldman (“Feldman”), Roger H. Lee (“Lee”), R. David Tabors (“Tabors”), and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery IX Companies, may be deemed to have shared power to direct the voting of these shares. [1]

6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
39,997,003 shares, except that the Battery IX Companies may be deemed to have sole power to direct the disposition of these shares; each of Agrawal, Brown, Feldman, Lee, Tabors and Tobin, each of whom is a managing member or officer of the Battery IX Companies, may be deemed to have shared power to direct the disposition of these shares. [1]

8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,997,003 shares [1]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒ [1]

11.	Percent of Class Represented by Amount in Row (9) 33.5%

12.	Type of Reporting Person (See Instructions) PN

1 This amount includes 19,461,636 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock, but excludes an additional 1,073,731 shares of Class A common stock potentially issuable upon conversion of Class B common stock, because such shares are not convertible within 60 days of December 31, 2021 by virtue of an agreement between the reporting persons and the Company that restricts the reporting persons’ ability to voluntarily convert their shares of Class B common stock to Class A common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Battery Investment Partners IX, LLC (“BIP9”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
410,670 shares, except that the Battery IX Companies may be deemed to have sole power to direct the voting of these shares; Agrawal, Brown, Feldman, Lee, Tabors and Tobin, each of whom is a managing member or officer of the Battery IX Companies, may be deemed to have shared power to direct the voting of these shares. [2]

6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
410,670 shares, except that the Battery IX Companies may be deemed to have sole power to direct the disposition of these shares; Agrawal, Brown, Feldman, Lee, Tabors and Tobin, each of whom is a managing member or officer of the Battery IX Companies, may be deemed to have shared power to direct the disposition of these shares. [2]

8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 410,670 shares [2]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) OO

2 This amount includes 205,335 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Battery Partners IX, LLC (“BP9”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
40,407,673 shares, of which 39,997,003 shares are directly owned by BV9 and 410,670 shares are directly owned by BIP9, except that Agrawal, Brown, Feldman, Lee, Tabors and Tobin, each of whom is a managing member or officer of the Battery IX Companies, may be deemed to have shared power to direct the voting of these shares. [3]

6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
40,407,673 shares, of which 39,997,003 shares are directly owned by BV9 and 410,670 shares are directly owned by BIP9, except that Agrawal, Brown, Feldman, Lee, Tabors and Tobin, each of whom is a managing member or officer of the Battery IX Companies, may be deemed to have shared power to direct the disposition of these shares. [3]

8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 40,407,673 shares [3]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒ [3]

11.	Percent of Class Represented by Amount in Row (9) 33.9%

12.	Type of Reporting Person (See Instructions) OO

3 This amount includes 19,666,971 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock, but excludes an additional 1,073,731 shares of Class A common stock potentially issuable upon conversion of Class B common stock, because such shares are not convertible within 60 days of December 31, 2021 by virtue of an agreement between the reporting persons and the Company that restricts the reporting persons’ ability to voluntarily convert their shares of Class B common stock to Class A common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Battery Ventures Select Fund I, L.P. (“BV Select”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
3,384,232 shares, except that Battery Partners Select Fund I, L.P. (“BP Select LP”), the general partner of BV Select, Battery Partners Select Fund I GP, LLC (“BP Select LLC”), the general partner of BP Select LP and BIP Select, and its investment advisor Battery Management Corp. (“BMC,” and together with BP Select LLC, the “Battery Select Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Morad Elhafed (“Elhafed”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea Stoner (“Stoner”), Dharmesh Thakker (“Thakker”), and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [4]

6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
3,384,232 shares, except that the Battery Select Companies may be deemed to have sole power to direct the disposition of these shares; Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [4]

8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,384,232 shares [4]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.8%

12.	Type of Reporting Person (See Instructions) PN

4 This amount includes 1,203,568 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Battery Partners Select Fund I, L.P. (“BP Select LP”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
3,384,232 shares, of which 3,384,232 shares are directly owned by BV Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [4]

6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
3,384,232 shares, of which 3,384,232 shares are directly owned by BV Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [4]

8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,384,232 shares [4]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.8%

12.	Type of Reporting Person (See Instructions) PN

4 This amount includes 1,203,568 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Battery Investment Partners Select Fund I, L.P. (“BIP Select”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
334,704 shares, except that Battery Partners Select Fund I GP, LLC (“BP Select LLC”), the general partner of BP Select LP and BIP Select, and its investment advisor Battery Management Corp. (“BMC,” and together with BP Select LLC, the “Battery Select Companies”) may be deemed to have sole power to direct the voting of these shares; each of Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Morad Elhafed (“Elhafed”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea Stoner (“Stoner”), Dharmesh Thakker (“Thakker”), and Scott R. Tobin (“Tobin”), each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [5]

6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
334,704 shares, except that the Battery Select Companies may be deemed to have sole power to direct the disposition of these shares; Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [5]

8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 334,704 shares [5]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) PN

5 This amount includes 119,034 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Battery Partners Select Fund I GP , LLC (“BP Select LLC”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
3,718,936 shares, of which 3,384,232 shares are directly owned by BV Select LP and of which 334,704 shares are owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [6]

6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
3,718,936 shares, of which 3,384,232 shares are directly owned by BV Select LP and of which 334,704 shares are owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of the Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [6]

8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,718,936 shares [6]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.1%

12.	Type of Reporting Person (See Instructions) OO

6 This amount includes 1,322,602 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Battery Management Corp. (“BMC”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin, each of whom is a managing member or officer of either the Battery IX Companies or Battery Select Companies, may be deemed to have shared power to direct the voting of these shares. [7]

6.	Shared Voting Power See response to row 5.

7.	Sole Dispositive Power
44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select, except that Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner Tabors, Thakker and Tobin, each of whom is a managing member or officer of either the Battery IX Companies or Battery Select Companies, may be deemed to have shared power to direct the disposition of these shares. [7]

8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,126,609 shares [7]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒ [7]

11.	Percent of Class Represented by Amount in Row (9) 37%

12.	Type of Reporting Person (See Instructions) OO

7 This amount includes 20,989,573 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock, but excludes an additional 1,073,731 shares of Class A common stock potentially issuable upon conversion of Class B common stock, because such shares are not convertible within 60 days of December 31, 2021 by virtue of an agreement between the reporting persons and the Company that restricts the reporting persons’ ability to voluntarily convert their shares of Class B common stock to Class A common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Neeraj Agrawal

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.	Shared Voting Power
		44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select. Agrawal is a managing member or officer of the Battery IX Companies and Battery Select Companies, and may be deemed to have shared power to direct the voting of these shares. [7]

	7.	Sole Dispositive Power 0

8.	Shared Dispositive Power
		44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select. Agrawal is a managing member or officer of the Battery IX Companies and Battery Select Companies, and may be deemed to have shared power to direct the disposition of these shares. [7]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,126,609 shares [7]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒ [7]

11.	Percent of Class Represented by Amount in Row (9) 37%

12.	Type of Reporting Person (See Instructions) IN

7 This amount includes 20,989,573 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock, but excludes an additional 1,073,731 shares of Class A common stock potentially issuable upon conversion of Class B common stock, because such shares are not convertible within 60 days of December 31, 2021 by virtue of an agreement between the reporting persons and the Company that restricts the reporting persons’ ability to voluntarily convert their shares of Class B common stock to Class A common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Michael Brown

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.	Shared Voting Power
		44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select. Brown is a managing member or officer of the Battery IX Companies and Battery Select Companies, and may be deemed to have shared power to direct the voting of these shares. [7]

	7.	Sole Dispositive Power 0

8.	Shared Dispositive Power
		44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select. Brown is a managing member or officer of the Battery IX Companies and Battery Select Companies, and may be deemed to have shared power to direct the disposition, of these shares. [7]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,126,609 shares [7]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒ [7]

11.	Percent of Class Represented by Amount in Row (9) 37%

12.	Type of Reporting Person (See Instructions) IN

7 This amount includes 20,989,573 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock, but excludes an additional 1,073,731 shares of Class A common stock potentially issuable upon conversion of Class B common stock, because such shares are not convertible within 60 days of December 31, 2021 by virtue of an agreement between the reporting persons and the Company that restricts the reporting persons’ ability to voluntarily convert their shares of Class B common stock to Class A common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Jesse Feldman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.	Shared Voting Power
		44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select. Feldman is a managing member or officer of the Battery IX Companies and Battery Select Companies, and may be deemed to have shared power to direct the voting of these shares. [7]

	7.	Sole Dispositive Power 0

8.	Shared Dispositive Power
		44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select. Feldman is a managing member or officer of the Battery IX Companies and Battery Select Companies, and may be deemed to have shared power to direct the disposition, of these shares. [7]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,126,609 shares [7]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒ [7]

11.	Percent of Class Represented by Amount in Row (9) 37%

12.	Type of Reporting Person (See Instructions) IN

7 This amount includes 20,989,573 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock, but excludes an additional 1,073,731 shares of Class A common stock potentially issuable upon conversion of Class B common stock, because such shares are not convertible within 60 days of December 31, 2021 by virtue of an agreement between the reporting persons and the Company that restricts the reporting persons’ ability to voluntarily convert their shares of Class B common stock to Class A common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Roger H. Lee

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.	Shared Voting Power
		44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select. Lee is a managing member or officer of the Battery IX Companies and Battery Select Companies, and may be deemed to have shared power to direct the voting of these shares. [7]

	7.	Sole Dispositive Power 0

8.	Shared Dispositive Power
		44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select. Lee is a managing member or officer of the Battery IX Companies and Battery Select Companies, and may be deemed to have shared power to direct the disposition, of these shares. [7]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,126,609 shares [7]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒ [7]

11.	Percent of Class Represented by Amount in Row (9) 37%

12.	Type of Reporting Person (See Instructions) IN

7 This amount includes 20,989,573 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock, but excludes an additional 1,073,731 shares of Class A common stock potentially issuable upon conversion of Class B common stock, because such shares are not convertible within 60 days of December 31, 2021 by virtue of an agreement between the reporting persons and the Company that restricts the reporting persons’ ability to voluntarily convert their shares of Class B common stock to Class A common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons R. David Tabors

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.	Shared Voting Power
		40,407,673 shares, of which 39,997,003 shares are directly owned by BV9 and 410,670 shares are directly owned by BIP9. Tabors is a managing member or officer of the Battery IX Companies, and may be deemed to have shared power to direct the voting of these shares. [8]

	7.	Sole Dispositive Power 0

8.	Shared Dispositive Power
		40,407,673 shares, of which 39,997,003 shares are directly owned by BV9 and 410,670 shares are directly owned by BIP9. Tabors is a managing member or officer of the Battery IX Companies and may be deemed to have shared power to direct the disposition, of these shares. [8]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 40,407,673 shares [8]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒ [8]

11.	Percent of Class Represented by Amount in Row (9) 33.9%

12.	Type of Reporting Person (See Instructions) IN

8 This amount includes 19,666,971 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock, but excludes an additional 1,073,731 shares of Class A common stock potentially issuable upon conversion of Class B common stock, because such shares are not convertible within 60 days of December 31, 2021 by virtue of an agreement between the reporting persons and the Company that restricts the reporting persons’ ability to voluntarily convert their shares of Class B common stock to Class A common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Scott R. Tobin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.	Shared Voting Power
		44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select. Tobin is a managing member or officer of the Battery IX Companies and Battery Select Companies, and may be deemed to have shared power to direct the voting of these shares. [7]

	7.	Sole Dispositive Power 0

8.	Shared Dispositive Power
		44,126,609 shares, of which 39,997,003 shares are directly owned by BV9, 410,670 shares are directly owned by BIP9, 3,384,232 shares are directly owned by BV Select, and 334,704 shares are directly owned by BIP Select. Tobin is a managing member or officer of the Battery IX Companies and Battery Select Companies, and may be deemed to have shared power to direct the disposition, of these shares. [7]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,126,609 shares [7]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒ [7]

11.	Percent of Class Represented by Amount in Row (9) 37%

12.	Type of Reporting Person (See Instructions) IN

7 This amount includes 20,989,573 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock, but excludes an additional 1,073,731 shares of Class A common stock potentially issuable upon conversion of Class B common stock, because such shares are not convertible within 60 days of December 31, 2021 by virtue of an agreement between the reporting persons and the Company that restricts the reporting persons’ ability to voluntarily convert their shares of Class B common stock to Class A common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Chelsea R. Stoner

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.	Shared Voting Power
		3,718,936 shares, of which 3,384,232 shares are directly owned by BV Select and 334,704 shares are directly owned by BIP Select. Stoner is a managing member or officer of the Battery Select Companies and may be deemed to have shared power to direct the voting of these shares. [6]

	7.	Sole Dispositive Power 0

8.	Shared Dispositive Power
		3,718,936 shares, of which 3,384,232 shares are directly owned by BV Select and 334,704 shares are directly owned by BIP Select. Stoner is a managing member or officer of the Battery Select Companies and may be deemed to have shared power to direct the disposition, of these shares. [6]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,718,936 shares [6]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.1%

12.	Type of Reporting Person (See Instructions) IN

6 This amount includes 1,322,602 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Morad Elhafed

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.	Shared Voting Power
		3,718,936 shares, of which 3,384,232 shares are directly owned by BV Select and 334,704 shares are directly owned by BIP Select. Elhafed is a managing member or officer of the Battery Select Companies and may be deemed to have shared power to direct the voting of these shares. [6]

	7.	Sole Dispositive Power 0

8.	Shared Dispositive Power
		3,718,936 shares, of which 3,384,232 shares are directly owned by BV Select and 334,704 shares are directly owned by BIP Select. Elhafed is a managing member or officer of the Battery Select Companies and may be deemed to have shared power to direct the disposition, of these shares. [6]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,718,936 shares [6]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.1%

12.	Type of Reporting Person (See Instructions) IN

6 This amount includes 1,322,602 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Dharmesh Thakker

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.	Shared Voting Power
		3,718,936 shares, of which 3,384,232 shares are directly owned by BV Select and 334,704 shares are directly owned by BIP Select. Thakker is a managing member or officer of the Battery Select Companies and may be deemed to have shared power to direct the voting of these shares. [6]

	7.	Sole Dispositive Power 0

8.	Shared Dispositive Power
		3,718,936 shares, of which 3,384,232 shares are directly owned by BV Select and 334,704 shares are directly owned by BIP Select. Thakker is a managing member or officer of the Battery Select Companies and may be deemed to have shared power to direct the disposition, of these shares. [6]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,718,936 shares [6]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.1%

12.	Type of Reporting Person (See Instructions) IN

6 This amount includes 1,322,602 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

CUSIP No. 85208T107

1.	Names of Reporting Persons Russell Fleischer

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.	Shared Voting Power
		3,718,936 shares, of which 3,384,232 shares are directly owned by BV Select and 334,704 shares are directly owned by BIP Select. Fleischer is a managing member or officer of the Battery Select Companies and may be deemed to have shared power to direct the voting of these shares. [6]

	7.	Sole Dispositive Power 0

8.	Shared Dispositive Power
		3,718,936 shares, of which 3,384,232 shares are directly owned by BV Select and 334,704 shares are directly owned by BIP Select. Fleischer is a managing member or officer of the Battery Select Companies and may be deemed to have shared power to direct the disposition, of these shares. [6]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,718,936 shares [6]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 3.1%

12.	Type of Reporting Person (See Instructions) IN

6 This amount includes 1,322,602 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock.

2

Item 1.
	(a)	Name of Issuer Sprinklr, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 29 West 35th Street New York, NY 10001

Item 2.
(a)

Name of Person Filing
Battery Ventures IX, L.P. (“BV9”), Battery Investment Partners IX, LLC (“BIP9”), Battery Partners IX, LLC (“BP9”), Battery Ventures Select Fund I, L.P. (“BV Select”), Battery Investment Partners Select Fund I, L.P. (“BIP Select”), Battery Partners Select Fund I, L.P. (“BP Select LP”), Battery Partners Select Fund I GP, LLC (“BP Select LLC”), “Battery Management Corp. (“BMC”), Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Morad Elhafed (“Elhafed”), Jesse Feldman (“Feldman”), Russel Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea Stoner (“Stoner”), R. David Tabors (“Tabors”), Dharmesh Thakker (“Thakker”), and Scott R. Tobin (“Tobin”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Messrs. Agrawal, Brown, Feldman, Lee, Tabors and Tobin are the sole managing members of BP9, the general partner of BV9 and managing member of BIP9 and/or the officers of BMC, the investment advisor to BP9.

Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker, and Tobin are the sole managing members of BP Select LLC, the general partner of BP Select LP and BIP Select, and ultimate general partner of BV Select.

	(b)	Address of Principal Business Office or, if none, Residence Battery Ventures One Marina Park Drive Suite 1100 Boston, MA 02210
(c)	Citizenship
Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Tabors, Thakker, and Tobin are United States citizens. BV9, BV Select, BP Select LP, and BIP Select are limited partnerships organized under the laws of the State of Delaware. BP9 and BP Select LLC are limited liability companies organized under the laws of the State of Delaware. BMC is a corporation organized under the laws of the Commonwealth of Massachusetts.
	(d)	Title of Class of Securities Class A Common Stock, $0.00003 par value per share
	(e)	CUSIP Number 85208T107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

 3

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons is based upon 98,284,905 shares of Class A Common Stock outstanding as of December 6, 2021, as reported in the Issuer’s Form 10-Q filed on December 10, 2021. [7]

(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.

(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Under certain circumstances set forth in the limited partnership agreement of BV9, BV Select, and BIP Select, the general and limited partners may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by BV9, BV Select, and BIP Select. Under certain circumstances set forth in the limited liability company agreement of BIP9, the members may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by BIP9.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
N/A

Item 8.	Identification and Classification of Members of the Group
N/A

Item 9.	Notice of Dissolution of Group
N/A

Item 10.	Certification
N/A

7 This amount includes 20,989,573 shares of Class A common stock issuable upon the voluntary conversion of Class B common stock, but excludes an additional 1,073,731 shares of Class A common stock potentially issuable upon conversion of Class B common stock, because such shares are not convertible within 60 days of December 31, 2021 by virtue of an agreement between the reporting persons and the Company that restricts the reporting persons’ ability to voluntarily convert their shares of Class B common stock to Class A common stock.

 4

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BATTERY VENTURES IX, L.P.

By: Battery Partners IX, LLC

By: *
Managing Member

BATTERY INVESTMENT PARTNERS IX, LLC

By: Battery Partners IX, LLC

By: *
Managing Member

BATTERY PARTNERS IX, LLC

By: *
Managing Member

BATTERY VENTURES SELECT FUND I, L.P.

By: Battery Partners Select Fund I, L.P.
By: Battery Partners Select Fund I GP, LLC

By: *
Managing Member

BATTERY PARTNERS SELECT FUND I, L.P.

By: Battery Partners Select Fund I GP, LLC

By: *
Managing Member

BATTERY INVESTMENT PARTNERS SELECT FUND I, L.P.

By: Battery Partners Select Fund I GP, LLC

By: *
Managing Member

BATTERY PARTNERS SELECT FUND I GP, LLC

By: *
Managing Member

BATTERY MANAGEMENT CORP.

By: *
Chief Financial Officer

5

NEERAJ AGRAWAL

By:	*
Neeraj Agrawal

MICHAEL BROWN

By:	*
Michael Brown

JESSE FELDMAN

By:	*
Jesse Feldman

ROGER H. LEE

By:	*
Roger H. Lee

R. DAVID TABORS

By:	*
R. David Tabors

SCOTT R. TOBIN

By:	*
Scott R. Tobin

CHELSEA R. STONER

By:	*
Scott R. Tobin

RUSSELL FLEISCHER

By:	*
Russell Fleischer

MORAD ELHAFED

By:	*
Morad Elhafed

DHARMESH THAKKER

By:	*
Dharmesh Thakker

*By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Attorney-in-Fact

This Schedule 13G was executed pursuant to a Power of Attorney.   Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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